Filed Pursuant to Rule 433
Registration No. 333-172299

FINAL TERM SHEET

Dated November 26, 2013

DOVER CORPORATION

€300,000,000 2.125% Notes Due 2020

Issuer:	Dover Corporation

Title of Securities:	2.125% Notes Due 2020 (the “Notes”)

Legal Format:	SEC registered

Aggregate Principal Amount:	€300,000,000

Issue Price (Price to Public):	99.807% of principal amount

Maturity:	December 1, 2020

Coupon (Interest Rate):	2.125%

Benchmark Security:	DBR 2.250% due September 4, 2020

Spread to Benchmark Security:	112.4 basis points (1.124%)

Benchmark Security Price and Yield:	107.92; 1.031%

Mid-Swap Yield:	1.475%

Spread to Mid-Swap Yield:	0.68%

Yield to Maturity:	2.155%

Interest Payment Dates:	December 1 of each year, beginning on December 1, 2014

Regular Record Dates:	November 15 of each year

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Redemption Provisions:	No mandatory redemption provisions

Dover Corporation may, at its option, redeem the Notes, including for tax reasons, as described in the preliminary prospectus supplement, dated November 26, 2013

Make-Whole Provision:	Comparable Government Bond Rate (as defined in the Notes) plus 12 basis points

Change of Control Offer:	As described in the preliminary prospectus supplement, dated November 26, 2013

Trade Date:	November 26, 2013

Settlement Date:	T+6 (London business days); December 4, 2013

Listing:	Dover Corporation intends to apply to list the Notes on The New York Stock Exchange

Joint Book-Running Managers:	Deutsche Bank AG, London Branch
Goldman, Sachs & Co.

Co-Managers:	Citigroup Global Markets Limited
HSBC Bank plc
J.P. Morgan Securities plc
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. International plc
The Royal Bank of Scotland plc
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

CUSIP:	260003 AL2

ISIN:	XS0998989098

Common Code:	099898909

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Ratings*:	A2 (Moody’s); A (S&P)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The offer and sale of the Notes to which this final term sheet relates have been registered by Dover Corporation by means of a registration statement on Form S-3 (SEC File No. 333-172299).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch toll free at 1-800-503-4611 and Goldman, Sachs & Co. toll free at 1-866-471-2526.

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